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                          UNITED INDUSTRIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                                 GLEN M. KASSAN
                               JAMES R. HENDERSON
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                             STEEL PARTNERS II, L.P.
                              150 EAST 52ND STREET
                                   21ST FLOOR
                            NEW YORK, NEW YORK 10022
                                     ------
                               TEL (212) 813-1500
                               FAX (212) 813-2198

                                                              September 18, 2002

DEAR FELLOW SHAREHOLDER:

     We are the  owners of  1,310,250  shares of United  Industrial  Corporation
("UIC") common stock, representing  approximately 10% of the outstanding shares.
By now, we hope you have  received the proxy  materials  that we mailed  seeking your  support for the  election of our  director-nominee  Glen Kassan at the UIC annual meeting scheduled for October 4, 2002.

     We are  convinced  that the  full  value of our  investment  will  never be realized under the leadership of the current Board of Directors. We are offering shareholders the opportunity to add one more independent  director to the Board.
If Mr.  Kassan  is  elected,  he will  join  Warren  Lichtenstein,  CEO of Steel
Partners  who was  elected  to UIC's  Board in 2001.  BOTH  MESSRS.  KASSAN  AND
LICHTENSTEIN  ARE FULLY  COMMITTED  TO  PURSUING  A COURSE  OF ACTION  THAT WILL
MAXIMIZE SHAREHOLDER VALUE.

     We have launched our proxy contest only as a last resort because of what we believe to be the Board's ongoing lack of commitment to selling UIC. Despite the
Board's public stance that they have asked their financial advisor to "intensify and accelerate" a sales process,  no formalized  mechanism for seeking potential acquirers has been implemented and the Board has not accepted Mr. Lichtenstein's repeated offers to initiate a formalized sales process.  MOREOVER, THE BOARD HAS
POINTEDLY EXCLUDED MR.  LICHTENSTEIN FROM DISCUSSIONS AND MEETINGS REGARDING THE
SALE OF UIC.

     Mr.  Lichtenstein  has urged the Board to adopt  and  publicly  announce  a formal timetable and responsibility  schedule to organize a prudent businesslike
sales   process.   Unfortunately,   the  Board  has  elected  not  to  heed  Mr.
Lichtenstein's  advice.  Help us to convince the Board to publicly commit to the type of sales process outlined below:

Weeks 1-2     Distribute new confidentiality agreements and distribute
              revised Confidential Information Memoranda to interested
              parties

Week 3        Receive written indications of interest. Board meeting to
              discuss indications of interest. Invite the highest
              indications to conduct due diligence

Weeks 4-5     Potential purchasers conduct due diligence

Weeks 6-7     Receive final bids, Board meets to analyze and discuss final bids and reach determinations. Notify three highest bidders and schedule additional due diligence

Weeks 8-12    Draft and review acquisition and tender offer documentation and make necessary filings, and commence tender offer

Week 13       Closing of transaction

     In the event  the  Board  determines  not to  proceed  with the sale of the entire  company,  then  specific  divisions  could be sold,  the New York office should be closed and the  contemplated  transaction  should be closed within the above scheduled timeline.

     In our  opinion,  the Board needs to develop a  formalized  sales  process, similar  to the one  detailed  above,  and have it  published.  ONLY BY HAVING A
PUBLIC SALES  PROCESS CAN WE BE ASSURED  THAT UIC IS NOT DEALING WITH  SELECTIVE
PURCHASERS  AND THAT THEY WILL PERFORM A PUBLIC  AUCTION.  Ask yourself,  by not pursuing a full auction, has the Board discouraged potential purchasers?  By not announcing  a full  auction,  is the Board doing  everything  it can to maximize shareholder value?

                          LET'S SET THE RECORD STRAIGHT

     In addition to providing our fellow  shareholders  with the reasons for our proxy fight and allowing our fellow  shareholders to see how we would initiate a formalized sales process, we are also writing to you to clarify some points that
UIC made about Steel Partners,  Warren  Lichtenstein and Glen Kassan in a recent letter.

     Steel Partners is an investment firm that focuses on undervalued  companies that it believes are out of favor with Wall Street or followed by few  analysts, but offer long-term growth potential.  We are not seeking control of UIC, and if
Glen Kassan is elected,  he and Mr. Lichtenstein will constitute only a minority on the UIC Board.  We strongly  believe  that there is no need for more than one management  director on a six member Board.  Currently the Board is comprised of six members, three of whom are insiders. WE DON'T BELIEVE THAT HAVING 50% OF THE
BOARD'S SEATS HELD BY COMPANY  INSIDERS IS GOOD  CORPORATE  GOVERNANCE.  Messrs.
Kassan and Lichtenstein intend to be constructive,  independent  participants in the deliberations of the Board. As seasoned business people,  Messrs. Kassan and
Lichtenstein  will  assist  the Board by,  among  other  things,  designing  and implementing a formal sales process and reducing unnecessary expenses.  However, there can be no  assurance  that the  election of Mr.  Kassan  will  maximize or otherwise enhance shareholder value.

     Steel  Partners II, L.P. has made numerous  investments  in addition to the few described by UIC. Unfortunately,  UIC's management failed to mention many of the successful transactions Steel Partners has completed including the following public company investments:

o    Medical  Imaging  Centers of America  (OTC  Bulletin  Board:MIGA)  -- Steel
     Partners   believed  MIGA  was  undervalued  in  the  market  and  acquired approximately 20% of its shares and commenced a proxy fight. Pursuant to an agreement  obtained by Steel Partners,  MIGA agreed to effect a prompt sale of the company and did so for $11.75 per share in cash, AN INCREASE OF 169%
     from the date that Steel Partners first publicly  disclosed its position in its Schedule 13D filing.

o    Aydin Corporation (NYSE:AYD) -- Steel Partners believed AYD was undervalued in the market and acquired  approximately 10% of its shares. Steel Partners lost  confidence  in the  company's  management  after  several  years  and
     successfully   completed   a   consent   solicitation   to  gain   majority
     representation  on the  board of  directors.  The new  board  of  directors restructured AYD and was responsible for selling AYD at $13.50 per share in cash (a 39% premium to market), AN INCREASE OF 74% from the date that Steel
     Partners first publicly disclosed its position in its Schedule 13D filing.

o    Tech-Sym  Corporation   (NYSE:TSY)  --  Steel  Partners  believed  TSY  was
     undervalued in the market and acquired approximately 10% of its shares. Two of Steel Partners' nominees were elected to the board of directors. The new board  restructured TSY and successfully sold the company for $30 per share in  cash,  AN  INCREASE  OF 36% from the date  that  Steel  Partners  first publicly disclosed its position in its Schedule 13D filing.

o    PLM  International,  Inc.  (AMEX:  PLM) -- Steel Partners  believed PLM was undervalued in the market and acquired approximately 18% of its shares. Two of Steel Partners' nominees were elected to the board of directors and were instrumental  in prompting the September  2000 sale of a subsidiary,  which resulted in a $5.00 per share cash dividend.  Steel Partners' nominees were also  instrumental  in  closing  the  merger of PLM in  February  2001 that yielded  shareholders an additional  $3.46 per share in cash. From the date that Steel  Partners  first  publicly  disclosed its interest in PLM in its
     Schedule 13D filing to the  consummation  of the merger,  PLM  SHAREHOLDERS
     REALIZED A 54% INCREASE in their investment.

     You may have recently received a letter from UIC seeking to discredit Steel
Partners,  Warren  Lichtenstein and Glen Kassan and sway your vote by presenting what we believe to be a misleadingly  selective  account of our past  investment activities. We question why UIC's management is attacking Steel Partners, Warren
Lichtenstein  and Glen Kassan in this  manner.  WHY ARE THEY NOT FOCUSING ON THE
IMPORTANT ISSUE -- UIC'S SALES PROCESS AND MAXIMIZING SHAREHOLDER VALUE?

     A  sizeable  part  of our  business  involves  investments  in  undervalued companies. Over the long term, we believe that we have achieved superior returns overall  on  our  investments.  While  UIC's  management  has  focused  on a few instances where, on the surface,  Steel Partners'  returns on its investment may not have been fully  realized,  our track  record is much better than they would have you believe.  WE BELIEVE THAT OUR  INVESTMENTS  DESCRIBED ABOVE SUPPORT OUR
CONVICTION  THAT WE CAN  ACHIEVE  MAXIMUM  VALUE  FOR ALL  UIC  SHAREHOLDERS  BY
UNDERTAKING THE SALES PROCESS.

     We have invested in UIC in order to make a profit and we presume you did as well.  We believe that with the  election of Glen Kassan,  who along with Warren
Lichtenstein  is publicly  committed to a prompt sale of UIC, we can achieve our goal of  maximizing  shareholder  value.  We urge you to support  our efforts by signing, dating and returning your GOLD proxy card today.

     You need only ask yourself:  Would it not be of substantial value to UIC to have two shareholder representatives on the Board, directors who are experienced business  people,  who have an  interest  in the  company  worth  more  than $25 million,  who have a proven track record of creating shareholder value and whose only interest is to MAXIMIZE the value of their  investment  for  themselves and other UIC shareholders?

                         VOTE YOUR GOLD PROXY CARD TODAY

     VOTE THE GOLD PROXY TODAY. Do not return any white proxy sent to you by UIC management.  If you have already returned management's white proxy card, you may revoke that proxy by signing, dating and returning the enclosed GOLD proxy card.
The latest dated proxy card is the only one that counts.

     If you have any questions or need assistance in voting your shares,  please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll-free)
or (212) 929-5500 (call collect).

Thank you for your support,

/S/ WARREN LICHTENSTEIN
WARREN LICHTENSTEIN
On Behalf of Steel Partners II, L.P.

             [MacKenzie Partners, Inc. Logo]
                   105 Madison Avenue
                New York, New York 10016
             (212) 929-5500 (call collect)
          E-mail: proxy@mackenziepartners.com
                           or
             CALL TOLL FREE (800) 322-2885